Exhibit 99.1

IPALCO Enterprises, Inc. Announces Early Settlement of Tender Offer and Consent Solicitation for Outstanding 7.25% Senior Secured Notes due 2016

June 30, 2015 -- Indianapolis, Indiana -- IPALCO Enterprises, Inc. (the “Company”) announced today the early settlement of its previously announced tender offer (the “Tender Offer”) and solicitation of consents (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”) for any and all of its $400 million outstanding aggregate principal amount of 7.25% Senior Secured Notes due 2016 (the “Notes”).

As of 5:00 p.m., New York City time, on June 29, 2015 (the “Consent Expiration Date”), approximately $366,470,000 aggregate principal amount of the outstanding Notes (representing approximately 91.62% of the outstanding Notes) had been tendered. The Company has exercised its option to accept for payment those Notes that were validly tendered at or prior to the Consent Expiration Date.

The pricing information for the Offer was calculated as of 2:00 p.m., New York City time, on June 29, 2015, and is summarized in the table below:

Security Description	Maturity Date	Fixed Spread	Reference Security	Relevant Bloomberg Page	Reference Yield	Tender Offer Yield	Total Consideration (for each $1,000 principal amount)
7.25% Senior Secured Notes due 2016 (CUSIP No. 144A: 462613AE0; Reg. S: U4607XAC7)	April 1, 2016	0.50%	0.375% U.S. Treasury Note due March 31, 2016	PX3	0.245%	0.745%	$1,048.72

The detailed methodology for calculating the Total Consideration for validly tendered Notes is outlined in the Company’s Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, each dated June 16, 2015 (together, the “Offer Materials”). In addition to the Total Consideration, the Company is also paying accrued and unpaid interest on the Notes purchased from the last interest payment date up to, but not including, today’s settlement date.

The Company’s Consent Solicitation sought consents from holders of the Notes to amend the indenture governing the Notes (the “Indenture”) to alter the notice requirements for optional redemption, eliminate substantially all of the restrictive covenants and several events of default and to eliminate or modify certain other provisions contained in the Indenture (collectively, the “Proposed Amendments”).

Adoption of the Proposed Amendments required the consent of a majority of the aggregate principal amount outstanding of the Notes (the “Requisite Consents”). As of the Consent Expiration Date, the Company had received the Requisite Consents from holders of the Notes. As a result of receiving the Requisite Consents, the Company entered into a supplemental indenture, dated as of June 30, 2015, to the Indenture effecting the Proposed Amendments (the “Supplemental Indenture”) which is binding on all remaining holders of the Notes.

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Holders of Notes who validly tendered, did not validly withdraw their Notes and delivered their consents pursuant to the Offer on or prior to the Consent Expiration Date received the total consideration determined in the manner described in the Offer Materials by reference to the fixed spread over the yield to maturity of the applicable Reference Security listed in the Offer Materials (the “Total Consideration”), which included a consent payment equal to $30.00 per $1,000 principal amount of tendered Notes.

The Tender Offer will expire at 5:00 p.m., New York City time, on July 14, 2015, unless extended or earlier terminated (the “Offer Expiration Date”). Under the terms of the Tender Offer, holders of Notes who properly tender after the Consent Expiration Date and on or prior to the Offer Expiration Date, and whose Notes are accepted for purchase, will be eligible to receive $1,018.72, which is an amount equal to the Total Consideration less the $30.00 consent payment per $1,000 principal amount of tendered Notes (the “Purchase Price”).

The Company intends to issue a notice of redemption today to call for redemption all of the Notes that remain outstanding following consummation of the Offer. The redemption may result in the holders of redeemed Notes receiving compensations that is higher or lower than the Total Consideration or the Purchase Price.

The Company has retained J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC to serve as Dealer Managers for the Offer. D.F. King & Co., Inc. has been retained to serve as the Tender Agent and Information Agent for the Offer. Questions regarding the Offer may be directed to J.P. Morgan Securities LLC at 383 Madison Avenue, New York, New York 10179, Attn: Liability Management Group, (212) 834-4811 (collect) or (800) 834-4666 (toll-free); or Morgan Stanley & Co. LLC at 1585 Broadway, New York, New York 10036, Attn: Liability Management Group, (212) 761-1057 (collect) or (800) 624-1808 (toll-free). Requests for the Offer Materials may be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York, 10005, (212) 269-5550 (for banks and brokers) or (877) 283-0319 (for all others). The Company is making the Offer only by, and pursuant to, the terms of the Offer Materials. None of the Company, the Dealer Managers, the Tender Agent or the Information Agent make any recommendation as to whether holders should tender or refrain from tendering their Notes or when they should take such action. Holders must make their own decision as to whether and when to tender Notes and, if so, the principal amount of the Notes to tender.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to purchase any securities or a notice of redemption under the optional redemption provisions of the Indenture, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About the Company

IPALCO Enterprises, Inc. is a holding company which, through its principal subsidiary Indianapolis Power & Light Company, a regulated electric utility, engages primarily in generating, transmitting, distributing and selling electric energy in the state of Indiana, with its customer base concentrated in Indianapolis, Indiana. IPALCO Enterprises, Inc. is owned by The AES Corporation, a global power company, with CDP Infrastructure Fund GP, a wholly owned subsidiary of La Caisse de dépôt et placement du Québec (CDPQ), as minority interest holder.

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Forward-Looking Statements

This press release may contain “forward-looking statements.” All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the Company’s filings with the Securities and Exchange Commission. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these forward-looking statements.

Contacts:

IPALCO Enterprises, Inc.

Connie Horwitz

Director, Corporate Finance

317-261-8670